EMPLOYMENT AGREEMENT
                              --------------------

           EMPLOYMENT AGREEMENT, dated as of February 10, 1999, by and between OLSTEN CORPORATION, a Delaware corporation (the "Company"), and EDWARD A. BLECHSCHMIDT ("Executive").


                              W I T N E S S E T H:
                              -------------------

           WHEREAS, Executive has served the Company as its President and Chief Operating Officer since October 19, 1998; and

           WHEREAS, the Company desires that Executive assume the position of Chief Executive Officer and Executive is willing to accept such appointment;

           WHEREAS,  the Company and  Executive  wish to enter into an agreement
embodying  the  terms  of  his  employment  as  Chief  Executive   Officer  (the
"Agreement"); and

           NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue his employment by the Company until February 9, 2002. At the expiration of the original term or any extended term, Executive's employment hereunder shall be automatically extended, upon the same terms and conditions, for successive periods of two years each, unless either party, at least 90 days prior to the expiration of the original term or any extended term, shall give written notice to the other of its intention not to renew such employment. Notwithstanding the foregoing, the term of this Agreement shall expire on the last day of the month in which Executive attains age 65. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with this Section 1, shall be referred to as the "Employment Period."

2. Position and Duties. During the Employment Period, Executive shall serve as Chief Executive Officer of the Company and shall be nominated for election, and if so elected, shall serve as a member of the Board of Directors of the Company (the "Board"). In addition, Executive shall serve in such other position or positions with the Company and its subsidiaries commensurate with his position and experience as the Board shall from time to time specify. During the
Employment Period, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving as the chief executive officer of a New York Stock Exchange listed company, and such other duties, responsibilities and obligations as the Board shall from time to time specify. Executive shall devote his full time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgement, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company and its subsidiaries. Nothing contained in this Section 2 shall preclude Executive from (i) serving on the board of directors of any business corporation, unless such service would be contrary to applicable law, (ii) serving on the board of, or working for, any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of Executive's duties hereunder or violate any of the provisions of
Section 6 hereof.

3. Compensation.

      (a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of $750,000 per annum. The annual base salary payable under this section shall be reduced, however, to the extent Executive elects to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any other arrangement acceptable to the Company. The Board (or the appropriate committee of the Board) shall annually review Executive's base salary in light of competitive practices, the base salaries paid to other executive officers of the Company and the performance of Executive and the Company, and may, in its discretion, increase such base salary by an amount it determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's base salary (as set forth above or as may be increased from time to time) shall not be reduced, except that Executive's base salary may be reduced in proportion to comparable reductions in the base salaries of the Company's other executive officers (as determined for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended). Executive's annual base salary payable hereunder, as it may be increased from time to time and without reduction for any amounts deferred as described above, is referred to herein as "Base Salary." The Company shall pay Executive the portion of his Base Salary not deferred not less frequently than in equal bi-weekly installments.

      (b) Annual Bonus. For each calendar year ending during the Employment Period, Executive shall have the opportunity to receive an annual bonus ("Annual Target Bonus Opportunity"), based on the achievement of target levels of performance, equal to 80% of his Base Salary; provided that, so long as Executive is employed on the last day of each such calendar year, in no event shall the annual bonus payable to Executive for each of the Company's 1999 and 2000 fiscal years be less than an amount equal to 50% of Executive's Base Salary, regardless of whether any applicable performance criteria have been met. Depending on actual results as measured against the performance objectives established, Executive's actual bonus payment may range from (i) a low of (A) 50% of Executive's Base Salary with respect to the Company's 1999 and 2000 fiscal years and (B) zero for subsequent fiscal years to (ii) a maximum of 120% of Executive's Base Salary for each full fiscal year during the Employment Period. Subject to the guaranteed minimum set forth above, the actual bonus, if any, payable for any such year shall be determined in accordance with the terms of the Company's Executive Officers' Bonus Plan (the "Annual Plan") based upon the performance of the Company and/or Executive against target objectives established under such Annual Plan. The determination of whether and to what extent the requisite performance objectives have been met shall be made by the committee responsible for administering the Annual Plan, whose determination shall be final. Subject to Executive's election to defer all or a portion of any annual bonus payable hereunder pursuant to the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company, any annual bonus payable under this Section 3(b) shall be paid to

Executive in accordance with the terms of the Annual Plan, provided, however that, regardless of the terms of such Annual Plan, Executive shall have the right to defer payment of up to that portion of his annual bonus which, when coupled with any portion of his Base Salary deferred for the same year of service, does not exceed 50% (or such greater percentage as the Company shall permit) of the sum of his Base Salary and his annual bonus, provided, however, that, any portion of Executive's annual bonus which would not be deductible to the Company pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be deferred. Unless Executive shall otherwise elect a different payment date or dates or a different number of payments, any portion of Executive's annual bonus and/or Base Salary which is deferred in accordance with this Section 3 (whether at Executive's election or by reason of Section 162(m)) shall be payable to Executive in a single lump sum as soon as practicable following termination of Executive's employment for any reason and shall be credited with interest, on a compounded basis, on the last day of each calendar quarter, at 1% above the prime rate (as reported in The
Wall Street Journal, Eastern Edition), as in effect on the first day of each such calendar quarter. Any election by Executive to change the timing of the distribution of the deferred amounts and/or the number of payments to be made shall be made in writing in a calendar year prior to the date payment is to be made, and shall only be effective if Executive completes at least six months' additional service as an employee following the date any such election is filed with the Secretary of the Company.

      (c) Stock Option Grant. Effective as of the date of this Agreement, Executive has been awarded a stock option (the "Option") in respect of 150,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"). Subject to the provisions of Section 5, the Option shall become vested and exercisable in five annual installments of 30,000 shares each on each of the first five anniversaries of the date of grant, subject to acceleration of the exercisability thereof in certain circumstances (including, without limitation, a Change of Control as defined in the 1994 Stock Incentive Plan ("SOP")) to be set forth in the option agreement related to such grant and subject to forfeiture, in whole or in part, in the event of Executive's termination of employment prior to the Option becoming exercisable in full. The Option shall have a ten year term, subject to earlier termination in the event of Executive's termination of employment. Except as otherwise provided above, the terms of the Option shall be as determined under the SOP and as set forth in a separate stock option agreement.

      (d)  Performance Based-Stock Award.

           (i) Fifteen Dollar Performance Hurdle. If, at any date on or before December 31, 2000, the trading price of a share of Common Stock reported on any national securities exchange on which the Common Stock is listed for trade equals or exceeds $15 or the Company's shareholders receive for a share of Common Stock cash and/or property in any transaction constituting a Change of Control, as defined below (the "Change of Control Consideration"), having a combined value at any time on the date of such transaction at least to equal to $15 (with the value of any property which does not have a readily ascertainable fair market value to be conclusively determined by the Compensation Committee of the Board, as constituted immediately prior to any such transaction), then, as of such date (the "Stock Grant Date"), Executive shall be awarded 60,467 shares of Common Stock (the "Restricted Shares") that are subject to forfeiture until vested, in whole or in part, as hereinafter provided. Certificates evidencing the Restricted Shares shall be issued to Executive as soon as practicable after the Stock Grant Date, but shall be legended in such manner as the Company shall determine to reflect the fact that such Restricted Shares are not vested and have not been registered under the Securities Act of 1933, as amended. Subject to the restrictions imposed hereby, Executive shall have all rights of a shareholder, including the right to vote the Restricted Shares and to receive any amounts paid as a dividend thereon, from and after the Stock Grant Date and unless and until such Restricted Shares are forfeited by Executive. The Restricted Shares will vest in three installments of 20,155, 20,156 and 20,156 shares on each of the first, second and third anniversaries of the Stock Grant Date, provided that Executive is still in the Company's employ on each such anniversary date. Any Restricted Shares outstanding at such time will also vest upon the occurrence of a Change of Control (as defined in Section 5(d) hereof).

           The Restricted Shares shall not be transferrable by Executive to any person (other than the Company) prior to the time such Restricted Shares vest in accordance herewith. Except as otherwise expressly provided herein, if
Executive's employment terminates for any reason, any Restricted Shares that have not otherwise become vested in accordance with this Section 3(d)(i) shall be forfeited and returned to the Company without any payment therefor. In the event that Executive's employment terminates due to his death or Disability, or in a Termination Without Cause or a Termination for Good Reason,

      (i) on or after the Stock Grant Date and prior to fully vesting in any Restricted Shares awarded hereunder, Executive will be deemed fully vested in all of such Restricted Shares on the date of such termination of employment or

      (ii) prior to a Stock Grant Date and a Stock Grant Date occurs on or before December 31, 2000 and

           (A) on or before the three (3) month anniversary of Executive's termination of employment, Executive shall be treated as fully and automatically vested in all of the Restricted Shares on the Stock Grant Date, or

           (B) after the three month anniversary of Executive's termination of employment, Executive shall be treated as automatically vested in one-half of the Restricted Shares on the Stock Grant Date.

           For purposes of subclauses (A) and (B) above, a monthly anniversary date shall occur on the same date in a following month as the date of termination or, if there is no same date in any subsequent month, on the last day of such following month (e.g., if the termination date is December 31, the relevant anniversary dates shall be January 31, February 28 and March 31).

If a share of Common Stock does not trade at a value (or the shareholders do not receive Change of Control Consideration) at least equal to $15 per share on or before December 31, 2000, no Restricted Shares shall be awarded to Executive.

           (ii) Twenty-Five Dollar Performance Hurdle. If, at any time on or before December 31, 2001, the trading price of a share of Common Stock reported on any national securities exchange on which the Common Stock is listed for trade equals or exceeds $25 or the Company's shareholders receive Change of Control Consideration having a combined value at any time on the date of such transaction at least to equal to $25 (with the value of any property which does not have a readily ascertainable fair market value to be conclusively determined by the Compensation Committee of the Board, as constituted immediately prior to any such transaction), then, as of such date (the "Supplemental Stock Grant
Date"), Executive shall be awarded 76,280 shares of Common Stock (the "Supplemental Restricted Shares") that are subject to forfeiture until vested, in whole or in part, as hereinafter provided. Certificates evidencing the Supplemental Restricted Shares shall be issued to Executive as soon as practicable after the Supplemental Stock Grant Date, but shall be legended in such manner as the Company shall determine to reflect the fact that such Supplemental Restricted Shares are not vested and have not been registered under the Securities Act of 1933, as amended. Subject to the restrictions imposed hereby, Executive shall have all rights of a shareholder, including the right to vote the Supplemental Restricted Shares and to receive any amounts paid as a dividend thereon, from and after the Supplemental Stock Grant Date and unless and until such Supplemental Restricted Shares are forfeited by Executive. The Supplemental Restricted Shares will vest in three installments of 25,426, 25,427 and 25,427 shares on each of the first, second and third anniversaries of the Supplemental Stock Grant Date, provided that Executive is still in the Company's employ on each such anniversary date. The Supplemental Restricted Shares will also vest upon the occurrence of a Change of Control (as defined in Section 5(d) hereof).

           The Supplemental Restricted Shares shall not be transferrable by Executive to any person (other than the Company) prior to the time at which such Supplemental Restricted Shares vest in accordance herewith. Except as otherwise expressly provided herein, if Executive's employment terminates for any reason, any Supplemental Restricted Shares that have not otherwise become vested in accordance with this Section 3(d)(ii) shall be forfeited and returned to the Company without any payment therefor. In the event that Executive's employment terminates due to his death or Disability, or in a Termination Without Cause or a Termination for Good Reason,

      (i) on or after the Supplemental Stock Grant Date and prior to fully vesting in any Supplemental Restricted Shares awarded hereunder, Executive will be deemed fully vested in all of such Supplemental Restricted Shares on the date of such termination of employment or

      (ii) prior to a Supplemental Stock Grant Date and a Supplemental Stock Grant Date occurs on or before December 31, 2001 and

           (A) on or before the three (3) month anniversary of Executive's termination of employment, Executive shall be treated as fully and automatically vested in all of the Supplemental Restricted Shares on the Supplemental Stock Grant Date, or

           (B) after the three month anniversary of Executive's termination of employment, Executive shall be treated as automatically vested in one-half of the Supplemental Restricted Shares on the Supplemental Stock Grant Date.

           For purposes of subclauses (A) and (B) above, a monthly anniversary date shall occur on the same date in a following month as the date of termination or, if there is no same date in any subsequent month, on the last day of such following month (e.g., if the termination date is December 31, the relevant anniversary dates shall be January 31, February 28 and March 31).

If a share of Common Stock does not trade at a value (or the shareholders do not receive Change of Control Consideration) at least equal to $25 per share on or before December 31, 2001, no Supplemental Restricted Shares shall be awarded to Executive.

           (iii)In the event of a stock split (including a reverse stock split) with respect to, or a stock dividend on, the Company's Common Stock or other recapitalization or similar transaction affecting the capital stock of the Company, the appropriate committee of the Board shall make an appropriate adjustment to the stock price targets and the number of Restricted Shares and Supplemental Restricted Shares referred to in subclauses (i) and (ii) above.

           (iv) Executive shall be entitled to elect to pay the amount of income and employment taxes required to be withheld in respect of any Restricted Shares or Supplemental Restricted Shares that become vested from such Shares by directing the Company in writing to withhold from each installment thereof the least number of shares as shall be necessary to satisfy such withholding obligations and to distribute to Executive (or, in the event of his death, his estate) the net number of such Restricted Shares or Supplemental Restricted Shares as shall have become vested.

           (v) Upon the vesting of any Restricted Shares and/or Supplemental Restricted Shares, Executive shall surrender the legended certificate representing such Shares and the Company shall issue a new certificate, without legend, reflecting the number of Shares that have become vested (but reduced by the number, if any, of shares applied to satisfy Executive's withholding obligations in accordance with subsection (iii) above) and a new legended certificate representing the remaining number of unvested Restricted Shares or Supplemental Restricted Shares.

           (vi) Prior Performance Award. The performance-based stock award granted to Executive pursuant to Section 5 of the Letter Agreement by and between Executive and the Company, dated as of September 11, 1998 (the "Letter Agreement"), is hereby superseded in its entirety.

4. Benefits, Perquisites and Expenses.

      (a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. Nothing in this Section 4(a) shall limit the Company's right to amend or terminate any such plan in accordance with the procedures set forth therein.

      (b) SERP Supplement. Effective as of the date hereof, Executive shall be credited, under the terms of the Company's Supplemental Retirement Plan for Key Executives Designated by the Company ("SERP"), with 10 years of service, in addition to any other service that may be credited thereunder based on Executive's actual employment with the Company. In determining the maximum benefit payable under the SERP in the case of Executive's retirement prior to age 62, the fraction set forth in Section 5.5 of the SERP shall be deemed to be one. Additionally, if Executive completes 10 years of actual service with the Company prior to his termination of employment or if his employment is terminated prior to completing 10 years of actual service in a termination which is a Termination Without Cause or a Termination for Good Reason (in each case, as defined in Section 5), then notwithstanding the provisions of Section 5.2 of the SERP, the reduction for early commencement of his accrued benefits under shall be 3% per annum. Notwithstanding the foregoing, if Executive's employment with the Company is terminated by the Company in a Termination for Cause or by Executive other than in a Termination for Good Reason prior to February 10, 2004, then, solely for purposes of determining the extent to which Executive is vested in his accrued benefit pursuant to Section 5.7 of the SERP (but not for purposes of determining the amount of such accrued benefit), Executive shall be deemed to have only been credited with 5 years of additional service under this
Section 4(b). The following table illustrates the extent to which Executive shall be vested if Executive's employment with the Company is terminated by the Company in a Termination for Cause or by Executive other than in a Termination for Good Reason prior to February 10, 2004:

 |----------------------------------------------------------------------------|
 |     Date Employment Terminates     |          Percent Vested               |
 |------------------------------------|---------------------------------------|
 | Before February 10, 2000           |      At least 50% (based on           |
 |                                    |   5 years of additional service)      |
 |------------------------------------|------------- -------------------------|
 | On or after February 10, 2000 and  |      At least 60% (based on           |
 | before February 10, 2001           |     1 year of actual service,         |
 |                                    |  plus 5 years of additional service)  |
 |------------------------------------|------------- -------------------------|
 | On or after February 10, 2001 and  |      At least 70% (based on           |
 | before February 10, 2002           |    2 years of actual service,         |
 |                                    |  plus 5 years of additional service)  |
 |------------------------------------|------------- -------------------------|
 | On or after February 10, 2002 and  |      At least 80% (based on           |
 | before February 10, 2003           |    3 years of actual service,         |
 |                                    |  plus 5 years of additional service)  |
 |------------------------------------|------------- -------------------------|
 | On or after February 10, 2003 and  |      At least 90% (based on           |
 | before February 10, 2004           |    4 years of actual service,         |
 |                                    |  plus 5 years of additional service)  |
 |------------------------------------|------------- -------------------------|
 | On or after February 10, 2004      |               100%                    |
 |----------------------------------------------------------------------------|

For purposes of determining Executive's benefit under the SERP with respect to any calculation of Executive's benefits to be made prior to January 1, 2004, Executive's Final Average Earnings determined using his actual compensation for any full calendar year of service completed after 1998 and deeming Executive to have been paid an amount equal to 180% of his Base Salary for that number of additional years equal to the remainder of (i) five (5) and (ii) the actual number of full years of service he has completed since 1998.

      (c) Perquisites. During the Employment Period, Executive shall be entitled to at least four weeks' paid vacation annually and shall also be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company, including leasing a car for Executive's use in accordance with the Company's standard policy. The Company shall also pay or reimburse Executive for the cost of a membership in a country club selected by Executive. The Company shall also cause Executive's current residence (in which he resided prior to joining the Company) to be purchased pursuant to a customary relocation program with a third party relocation service selected by the Company.

      (d) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

      (e) Indemnification. During the Employment Period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Restated Certificate of Incorporation and By-Laws.

5. Termination of Employment.

      (a) Early Termination of the Employment Period. Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a termination due to Executive's Disability, (iii) Termination for Cause, (iv) a Termination Without Cause or (v) a Termination for Good Reason.

      (b) Benefits Payable Upon Termination. Following the end of the Employment Period pursuant to Section 5(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Section 5(c):

  |------------------------------------------------------------------------|
  |                  |  Earned   |   Vested   |  Severance  |  Additional  |
  |                  |  Salary   |  Benefits  |   Benefits  |   Benefits   |
  |------------------|-----------|------------| ------------|--------------|
  | Termination      |  Payable  |  Payable   |     Not     |   Available  |
  | due to death     |           |            |   Payable   |              |
  |------------------|-----------|------------| ------------|--------------|
  | Termination due  |  Payable  |  Payable   |     Not     |   Available  |
  | to Disability    |           |            |   Payable   |              |
  |------------------|-----------|------------| ------------|--------------|
  | Termination      |  Payable  |  Payable   |     Not     |      Not     |
  | for Cause        |           |            |   Payable   |   Available  |
  |------------------|-----------|------------| ------------|--------------|
  | Termination for  |  Payable  |  Payable   |   Payable   |   Available  |
  | Good Reason      |           |            |             |              |
  |------------------|-----------|------------| ------------|--------------|
  | Termination      |  Payable  |  Payable   |   Payable   |   Available  |
  | Without Cause    |           |            |             |              |
  |------------------------------------------------------------------------|

      (c) Timing of Payments. Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the end of the Employment Period. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued. Severance Benefits shall be paid in a single lump sum cash payment as soon as practicable, but in no event later than 10 days after the Executive's termination. Additional Benefits shall be provided or made available at the times specified below as to each such Additional Benefit.

      (d) Definitions. For purposes of Sections 5 and 6, capitalized terms have the following meanings:

          "Additional Benefits" means, if Executive's employment terminates due to death or in a Termination due to Disability, the benefits described in subclause (i) below, or if the Executive's employment is terminated in a Termination Without Cause or a Termination for Good Reason, the benefits described in subclauses (i) and (ii):

           (i) Executive (or, in the event of Executive's death during the 90-day period following such termination, Executive's beneficiary or estate) shall have the right, during the 90-day period following Executive's termination of employment for any reason other than death or the 270-day period following Executive's termination of employment due to death, to exercise any outstanding options to purchase shares of Common Stock of the Company that have become exercisable prior to the date of such termination and that would have become exercisable by Executive in accordance with the applicable option agreement and the applicable equity incentive plan of the Company assuming that Executive continued in the employ of the Company for an additional 18 months after the date of his termination of employment;

           (ii) Executive (and, to the extent applicable, his dependents) will be entitled to continue participation in all of the Company's medical, dental and vision care plans (the "Health Benefit Plans"), until the 18-month anniversary of Executive's termination of employment; provided that Executive's participation in the Company's Health Benefit Plans shall cease on any earlier date that Executive becomes eligible for comparable benefits from a subsequent employer. Executive's participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would have been required from Executive) that would have applied had Executive continued to be employed by the Company. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets.

           "Change  of  Control"  shall  have the  meaning  ascribed  thereto in
Section 9.2 of the SOP, as in effect on the date hereof, except that the threshold for a change of control related to the acquisition of voting power in subsection 9.2(a) shall be applied under this Section 5 by substituting 40% for 25%.

           "Disability" means long-term disability within the meaning of the Company's long-term disability plan or program.

           "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 5(a)(other than Base Salary deferred pursuant to Executive's election, as provided in Section 3(a) or (b) hereof).

           "Severance Benefit" means an amount equal to two times the sum of

           (i)  Executive's Base Salary plus

           (ii) the average of

                (X)  Executive's  Annual Target Bonus Opportunity  payable under
                     Section  3(b)  hereof  for  the  calendar   year  in  which
                     Executive's employment terminates and

                (Y) the actual bonus payable to Executive in respect of the calendar year ended immediately before the calendar year in which such termination occurs;

                provided that, in the event that any severance payment is to be made subsequent to any Change of Control, the amount described in subclause (ii) shall be deemed to be the greater of the amount determined as calculated above or the amount described in subclause (X) thereof.

           "Termination for Cause" means a termination of Executive's employment by the Company due to (i) Executive's conviction of a felony, (ii) Executive's willful and continued failure to perform the material duties of his position which has had (or is expected to have) a material adverse effect on the business of the Company or its subsidiaries and which breach is not cured within a reasonable period of time following such breach, or (iii) Executive's breach of any material Company policy or procedure which has had (or is expected to have) a material adverse effect on the business of the Company or its subsidiaries and which breach is not cured within a reasonable period of time following such breach.

           "Termination for Good Reason" means a termination of Executive's employment by Executive (i) within 90 days following (A) a material diminution in Executive's positions, duties and responsibilities from those described in
Section 2 hereof, (B) the removal of Executive from, or the failure to re-elect Executive as a member of, the Board, (C) a reduction in Executive's annual Base Salary (other than any reduction therein which is in proportion to reductions in the base salaries of all of the Company's executive officers, as contemplated by
Section 3(a) hereof), (iv) delivery by the Company of a notice that it does not intend to renew the term of this Agreement as contemplated in Section 1 hereof, or (D) a material breach by the Company of any other provision of this Agreement or (ii) any voluntary termination by Executive occurring after a Change of Control and prior to the first anniversary thereof.

           "Termination Without Cause" means any termination of Executive's employment by the Company other than a Termination for Cause.

           "Vested Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.

      (e) Full Discharge of Company Obligations. Except as expressly provided in the last sentence of this Section 5(e), the amounts payable to Executive pursuant to this Section 5 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries. If requested by the Company, Executive shall execute a release following termination of his employment, in form and substance satisfactory to the Company (but not inconsistent with the terms of this Agreement), as a prior condition to the receipt of the benefits payable pursuant to this Section 5. Nothing in this Section 5(e) shall be construed to release the Company from its commitment to indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action as described in Section 4(e).

      (f)  Certain Further Payments by the Company.

           (i) In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in Section 5(f)(v) below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 5(f), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

           (ii) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

           (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Change of Control or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

           (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

           (iii)For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay:

           (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

           (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

           (iv) In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

           In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

           (v) The Tax Reimbursement Payment (or portion thereof) provided for in Section 5(f)(i) above shall be paid to the Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

6. Noncompetition and Confidentiality. By and in consideration of the salary and benefits to be provided by the Company hereunder, including particularly the severance arrangements set forth herein, Executive agrees that:

      (a) Noncompetition. Executive acknowledges that the Company and its subsidiaries conduct business throughout the United States, the District of Columbia, Canada, Mexico, Latin America and Europe, and that his duties to Company relate to some or all of these territories and to some or all business lines of the Company. During the Employment Period and during the nine month period following any termination of Executive's employment, other than a Termination Without Cause or a Termination for Good Reason, Executive shall not directly or indirectly: (i) perform or provide any services to any individual or business which is engaged in the type of business(es) similar to the type of business(es) conducted by Company or any of its subsidiaries; and/or (ii) own, manage, operate, control, be employed by, participate in, provide services or financial assistance to, or be connected in any manner with, the ownership, management, operation or control of any business which directly competes with Company or any of its subsidiaries or engages in the type of business(es) principally conducted by the Company or any of its subsidiaries, except that Executive may own for investment purposes up to 1% of the capital stock of any such company whose stock is publicly traded.

      (b) Confidentiality. Except as may be required by the lawful order of a court or agency of competent jurisdiction, or applicable law, or except to the extent that Executive has express authorization from the Company, Executive agrees to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation and any information that may be subject to attorney-client privilege) concerning the Company, its subsidiaries and affiliates (collectively, the "Company Group") which was acquired by or disclosed to Executive during the course of Executive's employment with the Company, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. Such non-public information shall include, but not be limited to, the following:

           (i) information which the Company Group has compiled to identify, develop and service its clients and customers, including "negative research" to identify those entities who have not subscribed to the services of the Company and its subsidiaries;

           (ii) information which the Company Group has compiled concerning the operations of the clients and customers of the Company and its subsidiaries, including key contacts within the clients' and customers' business, familiarity with special needs and customer characteristics, workers' compensation information, billing rates, profit margins, sales volumes, and other sensitive financial information;

           (iii)information which the Company Group has compiled concerning the employees and labor force at the Company and its subsidiaries, including compilations of their names, addresses, job skills, employment histories and employment records.

Upon termination of Executive's employment, Executive shall promptly deliver to the Company all materials of a confidential nature relating to the business of the Company and its subsidiaries and which are Executive's possession or control. To the extent that Executive obtained information on behalf of the Company or any subsidiary or affiliate that may be subject to attorney-client privilege, Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

      (c) Non-Solicitation of Employees. During the Employment Period and the one-year period following any termination of Executive's employment, Executive shall not directly or indirectly, for his own benefit or that of any other person, offer any employment in a similar field or business association to any of the Company's employees, agents or representatives or suggest or in any way encourage, any of the Company's employees, agents or representatives to terminate their employment or business association with the Company.

      (d) Non-Solicitation of Clients and Customers. During the Employment Period and the one-year period following any termination of Executive's employment, Executive shall not solicit or accept for Executive's own benefit or the benefits of any other person any of the Company's customers and/or clients with a view to sell or provide any product or service competitive with any product or service sold or provided or under development by the Company. For the purposes of this Section 6(d), the term "customers" shall include any person or entity to whom the Company has sold, provided or been obligated to provide, any service or product, or who has otherwise received any service or benefit from the Company within the last 24 months or, during the Restriction Period, within the 24-month period preceding the date Executive's employment terminates.

      (e) Company Property. Except as expressly provided herein, promptly following Executive's termination of employment, Executive shall return to the Company all property of the Company.

      (f) Injunctive Relief and Other Remedies with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 6. This remedy is in addition to any other rights and remedies the Company may have at law or in equity.

7. Miscellaneous.

      (a) Survival. Sections 5 (relating to early termination), 6 (relating to noncompetition, nonsolicitation and confidentiality), 7(b) (relating to arbitration), 7(c)(relating to legal fees) and 7(m) (relating to governing law) shall survive the termination hereof.

      (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

      (c) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. This Agreement shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives.

      (d) Assignment. Except as provided under Section 7(c), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

      (e) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement (other than awards made in accordance with the terms of one of the Company's applicable compensatory plans, programs or arrangements) relating to the terms of Executive's employment by the Company, oral or otherwise, including, without limitation, the Letter Agreement (other than the provisions of Section 13 thereof, which relates to Executive's relocation to Long Island from Villanova), shall be binding between the parties. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

      (f) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 6(a), (b) or (c) is not enforceable in accordance with its terms, Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

      (g) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

      (h) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

           If to the Company:

                Olsten Corporation
                175 Broad Hollow Road
                Melville, New York 11747-8905
                Attention: General Counsel

           If to Executive:

                The home address of Executive
                noted on the records of the Company

      (i) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

      (j) Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

      (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      (l) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.

      (m) Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

           IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

                                        OLSTEN CORPORATION


                                         By:________________________
                                              William P. Costantini
                                             Executive Vice President

                                             _______________________
                                              Edward A. Blechschmidt